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                                                            Exhibit 16.1



March 18, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

We have read Item 4 of Form 8-K dated February 16, 1999, of Jayhawk Acceptance Corporation and are in agreement with the statements contained in the first five paragraphs therein. We have no basis to agree or disagree with the sixth paragraph contained therein.



                                                Ernst & Young LLP